Exhibit (d.6)

SECOND AMENDMENT TO EXPENSE CAP/REIMBURSEMENT AGREEMENT

       This Second Amendment, which amends the First Amendment to the Expense Cap/Reimbursement Agreement dated as of April 30, 2000 between Institutional Capital Corporation and ICAP Funds, Inc. on behalf of the ICAP Discretionary Equity Portfolio, the ICAP Equity Portfolio, the ICAP Select Equity Portfolio and the ICAP Euro Select Equity Portfolio, is entered into as of April 30, 2001.

       WHEREAS, the First Amendment to the Expense Cap/Reimbursement Agreement provides that it shall terminate on April 30, 2001 unless extended by the mutual agreement of the parties; and

       WHEREAS, the parties to the First Amendment to the Expense Cap/Reimbursement Agreement wish to extend the term of such Agreement until April 30, 2002.

       NOW THEREFORE, the parties agree as follows:

       Pursuant to this Second Amendment, the term of the Expense Cap/Reimbursement Agreement shall be extended until April 30, 2002, unless further extended by the mutual agreement of the parties.

       All other provisions of the Expense Cap/Reimbursement Agreement shall remain in full force and effect.

INSTITUTIONAL CAPITAL CORPORATION

By: /s/ Robert H. Lyon Robert H. Lyon, President

ICAP FUNDS, INC.

By: /s/ Pamela H. Conroy Pamela H. Conroy, Vice President